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John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

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CV THERAPEUTICS REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS

PALO ALTO, Calif., November 6, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the third quarter ended September 30, 2007.

For the quarter ended September 30, 2007, the Company reported a net loss of $34.2 million, or $0.58 per share. This compares to a net loss of $62.7 million, or $1.23 per share, for the same quarter in 2006 and $57.6 million, or $0.97 per share, for the prior quarter ended June 30, 2007.

For the quarter ended September 30, 2007, the Company recorded total revenues of $19.8 million which consisted of $18.4 million of net product sales of Ranexa® (ranolazine extended-release tablets) and $1.3 million of collaborative research revenue. The $18.4 million of net product sales of Ranexa in the quarter ended September 30, 2007 represents an increase of 20 percent compared to the $15.3 million of net product sales recorded in the prior quarter ended June 30, 2007 and an increase of 124 percent compared to the $8.2 million of net product sales in the same quarter of the prior year. Net product sales recognized in the quarter ended September 30, 2007 includes $1.1 million resulting from a reduction in our estimate of future product returns due to limited actual returns from customers since launch and other factors which impact our estimate of future returns. The third quarter 2007 collaborative research revenue includes revenue primarily related to the reimbursement of certain regadenoson development costs from our collaborative partner.

Total revenues for the nine months ended September 30, 2007 of $60.4 million consisted of $45.7 million of net product sales of Ranexa and $14.7 million of collaborative research revenue which includes a $7.0 million milestone payment for submission of a new drug application for regadenoson as well as reimbursement of certain regadenoson development costs. This compares to total revenues of $24.1 million for the same period in the prior year, which consisted of $9.4 million of net product sales of Ranexa, $13.3 million of collaborative research revenue primarily related to the reimbursement of certain regadenoson development costs and $1.4 million of co-promotion revenue related to ACEON® (perdindopril erbumine) Tablets, which we ceased co-promoting in the quarter ended December 31, 2006.

Costs and expenses were $53.7 million for the quarter ended September 30, 2007. This compares to total costs and expenses of $76.3 million for the same quarter in 2006 and $83.1 million for the prior quarter ended June 30, 2007. The decrease in cost and expenses in the quarter ended September 30, 2007 compared to the same quarter in 2006 was primarily due to a reduction in personnel related expenses related to the restructuring plan implemented in May 2007, lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of

Ranexa and lower regadenoson research and development expenses, lower Ranexa sales and marketing expenses and lower ACEON® sales and marketing expenses associated with the end of the ACEON® co-promotion arrangement. These decreases were partially offset by higher cost of sales due to higher net product sales of Ranexa and an additional restructuring charge related to excess leased office space.

The decline of total costs and expenses in the quarter ended September 30, 2007 compared to the prior quarter ended June 30, 2007 was primarily due to a reduction in personnel related expenses related to the May 2007 restructuring plan, lower sales and marketing expenses associated with promoting Ranexa, lower restructuring expenses and lower research and development costs associated with regadenoson and Ranexa.

For the nine months ended September 30, 2007, total costs and expenses were $207.9 million compared to total costs and expenses of $233.0 million for the same period in the prior year. The decrease for the nine months ended September 30, 2007 compared to the same period in the prior year was primarily due to lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa and lower regadenoson research and development expense, lower sales and marketing expenses due to the end of the ACEON® co-promotion arrangement and lower Ranexa sales and marketing expenses. These decreases were partially offset by costs associated with the restructuring plan implemented in May 2007, which included severance benefits, stock-based compensation expense related to accelerated vesting of employee stock options and forfeiture of certain stock appreciation rights and costs related to excess leased office space and higher cost of sales due to higher net product sales of Ranexa.

At September 30, 2007, the Company had cash, cash equivalents, marketable securities and restricted cash of $199.5 million compared to $223.7 million at June 30, 2007. Our total cash utilized for the quarter ended September 30, 2007 was $24.2 million. This compares to our cash utilized for the prior quarter of $43.4 million which included $3.3 million in restructuring expenses paid in the quarter, offset by the benefit of the non-recurring collaboration milestone payment of $7.0 million from Astellas Pharma US, Inc. In the second quarter, excluding the impact of these non-recurring items, cash utilized was $47.1 million.

Company management will webcast a conference call on November 6, 2007 at 4:30 p.m. EST, 1:30 p.m. PST, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6247, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, November 13, 2007. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 20300373.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In Thousands, Except Per Share Amounts)
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,

	2007	2006	2007	2006

Revenues:
Product sales, net	$18,419	$8,164	$45,723	$9,394
Collaborative research	1,344	4,038	14,698	13,283
Co-promotion	—	—	—	1,439

Total revenues	19,763	12,202	60,421	24,116

Costs and expenses (1):
Cost of sales	2,609	1,163	6,558	1,516
Research and development	19,055	32,465	75,032	97,152
Selling, general and administrative	30,594	42,684	119,546	134,308
Restructuring charges	1,407	—	6,774	—

Total costs and expenses	53,665	76,312	207,910	232,976

Loss from operations	(33,902)	(64,110)	(147,489)	(208,860)
Other income (expense), net:
Interest and other income, net	2,847	4,582	10,112	12,100
Interest expense	(3,166)	(3,166)	(9,498)	(9,501)

Total other income (expense), net	(319)	1,416	614	2,599

Net loss	$(34,221)	$(62,694)	$(146,875)	$(206,261)

Basic and diluted net loss per share	$(0.58)	$(1.23)	$(2.48)	$(4.36)

Shares used in computing basic and diluted net loss per share	59,458	51,067	59,213	47,340

(1) Costs and expenses include non-recurring stock-based compensation expense related to the acceleration of stock options and the voluntary forfeiture of stock appreciation rights as follows:
Cost of sales	$—	$—	$109	$—
Research and development	—	—	4,606	—
Selling, general and administrative	—	—	8,471	—

Total non-recurring stock-based compensation charges	$—	$—	$ 13,186	$—

Reconciliation of GAAP Items to Non-GAAP Items (2):
Net loss, as reported	$(34,221)	$(62,694)	$(146,875)	$(206,261)

Adjustments:
Non-recurring stock-based compensation charges	—	—	13,186	—
Restructuring charges	1,407	—	6,774	—
Net loss, non-GAAP	$(32,814)	$(62,694)	$(126,915)	$(206,261)
Basic and diluted net loss per share, as reported	$(0.58)	$(1.23)	$(2.48)	$(4.36)
Adjustments	$0.02	$—	$0.34	$—

Basic and diluted net loss per share, non-GAAP(3)	$(0.55)	$(1.23)	$(2.14)	$(4.36)

Shares used in computing basic and diluted net loss per share	59,458	51,067	59,213	47,340

(2) CVT believes that the non-GAAP financial measures presented in this press release are useful for investors because these measures provide added insight into CVT's performance by focusing on results generated by its ongoing operations. In addition, CVT uses these non-GAAP financial measures when assessing the performance of its ongoing operations, in making resource allocation decisions and for planning and forecasting.

(3) The values shown above are exact; totals may not appear to sum due to rounding.

CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)
	September 30, 2007	December 31, 2006

Assets:
Cash, cash equivalents, and marketable securities	$194,756	$ 325,226
Other current assets	41,526	40,269

Total current assets	236,282	365,495
Property and equipment, net	20,355	23,919
Other assets	24,696	32,042

Total assets	$281,333	$ 421,456

Liabilities and stockholders’ deficit:
Current liabilities	$32,560	$ 62,247
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,829	5,507
Stockholders’ deficit	(156,556)	(45,798)

Total liabilities and stockholders’ deficit	$281,333	$ 421,456